UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

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The following is a portion of the transcript of the first quarter earnings call held by Allscripts Healthcare Solutions, Inc. on August 5, 2008 at 4:30 PM, EST via teleconference.

Bill Davis – Allscripts — CFO

…I would like to close by making a few comments regarding our pending merger with Misys Healthcare. I have received several questions as well as the fact that there appears to be some confusion regarding certain deal-related considerations I wanted to try to address and clear up today. First, we previously commented that we anticipate the combined [non-GAAP] proforma model for 2008 to be total revenue in excess of $700 million and adjusted earnings of approximately $85 million to $90 million. We wanted to confirm that such projections are, in fact, based on US GAAP results for Misys Healthcare in reconciling differences between the segment information provided by Misys PLC and Misys Healthcare’s US GAAP results were, in fact, contemplated in such proforma perspective.

We filed an 8-K last week to provide you with the reconciliation between the two publicly reported numbers. You should anticipate similar adjustments to Misys Healthcare’s 2008 financial results when we file their carve-out financial statements for the year ended May 31st, 2008, later this month.

With that said, we have consistently thought about the Misys Healthcare business as one that is capable of generating at least $380 million of revenue and 15% to 16% operating margin on a US GAAP basis, which is consistent with their current run rate, as evidenced by their recently completed fourth quarter. I also wanted to confirm that the $85 million to $90 million of non-GAAP proforma adjusted earnings for 2008 contemplates $15 million to $20 million of pre-tax cost synergies. While we intend to provide further color on synergies at the time we close the transaction, we continue to be comfortable with our first year cost savings estimate.

Please note that the $85 million to $90 million of non-GAAP proforma adjusted earnings for 2008 do not take into account the anticipated deferred revenue adjustment we expect to record as we revalue Allscripts’ balance sheet on the date of consummation, nor do such results take into account any one-time transaction fees associated with consummating the transaction or costs associated with implementing cost synergies. Again, we intend to provide more color on both as the transaction consummation draws near. We encourage people to think about our opening cash balance to be in the range of $30 million to $35 million once you take into account such onetime expenses.

With regard to the timing of the close, as I mentioned earlier, we continue to work towards a consummation of the merger by the end of September. The ultimate timing is heavily dependent on the completion of the SEC review process, and our requirement to file audited financial statements from Misys Healthcare for the year ended May 31st, 2008, as well as our Form 10-Q for this recently-completed second quarter.

Finally, we have received a lot of questions regarding our convertible debt holders, and what they’re likely to do when the merger is consummated; i.e., are they likely to convert, hold, or put the securities back to the Company. The reality is that each convert holder will make their own investment decision, and, therefore, there is no way to be certain what they will do. We do encourage you to refer to our proxy statement in which we outline the range of possible outcomes related to the convertible shares and resulting impact on our expected share count as well as the dividend amount…

Glen Tullman – Allscripts — CEO

Thanks, Bill. I thought I would just add two comments relative to the pending Misys transaction. As Bill noted we expect to close the transaction in September. To the extent it’s appropriate, our integration planning for day one is proceeding well, and my perspective is the more I learn about this transaction, the more excited I get about the prospects for our combined Company.

Sean Wieland – Piper Jaffray & Co. — Analyst

Hi, guys. Congratulations on a great quarter. I’m going to ask a question I’ve asked already, but maybe you’re in a better position to answer it now. Is there any update on the product strategy as you’re working on the integration plan for Misys?

Glen Tullman – Allscripts — CEO

Sean, this is Glen. You know, we have been, I think, reasonably consistent in saying that the transaction is based on selling our Electronic Health Records into the very strong practice management base that Misys has. At this point, given the fact we’re still operating as separate companies, that’s all we’re prepared to say. That said, I can assure you that we will have a very tight product strategy on day one… — will continue to go forward with the strategy that is focused on having Electronic Health Record that is geared toward larger, more complex practices with significant integration and communication needs and an easier to install lower to mid level Electronic Health Record and integrated Practice Management Systems. So we are looking very closely at it, but at this point, we really can’t [say more]

Sean Wieland – Piper Jaffray & Co. — Analyst

Okay, that’s fine. What are the prospects saying, and what do you think the bookings trends will be in front of you consummating the merger? Do you get the sense that the pipeline is waiting for that to happen and to get more clarity on that , or do you see your sales moving forward at…

Glen Tullman – Allscripts — CEO

No, I we’ve been very encouraged both on the Misys side, as you heard them report a very strong quarter, especially in healthcare, and similarly with our results. I think it speaks to the strength of the market, the demand for high-quality products and the reputation that Allscripts has earned, because we have not seen, despite issues that had surfaced along the way with V11, despite the announcement of the merger, despite typically weak first quarter and a little bit slower second quarter, none of that has really impacted our ability to sell product out in the market, and we expect that will actually continue to accelerate as we bring the companies together. So, we have not seen any slowdown and the clients basically understand why this makes sense, and I think they’re assured by the fact that we have the size and scope now that they know we’re going to be here whereas some of the other competitors in the market may not.

Richard Close – Jefferies & Company — Analyst

Okay. And one final question. Glen, how would you gauge morale at your company currently, in the midst of this merger?

Glen Tullman – Allscripts — CEO

I think it’s very high. We’re — any time you do a merger, there is going to be some trepidation about what happens and who — where the leadership is going to be, I think, at a high level, we’ve made that very clear up front when we announced to the market, and we’re now working through those decisions throughout the organization. That said, for example, at the sales force, we’ve made it clear that not only will we not be reducing any quota-carrying sales reps, but we’ll be adding quota-carrying sales reps. So this is a transaction that’s based on upside opportunity — our people are increasingly understanding that. They have some sensitivity because we’re still two separate companies. But all in all, I think, people understand — our own people understand the rationale for the transaction, the opportunities that it will provide, and I think morale is pretty high. We’ve really had very little in terms of attrition in the base and we see this as adding together two groups of very good people to come out with a stronger Company. So I think it’s pretty high.

Glen Tullman – Allscripts — CEO

…We’re also very excited about the pending merger with Misys and are looking forward to the consummation of that…

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Allscripts Healthcare Solutions, Inc. (“Allscripts”) and Misys Healthcare Systems LLC (“MHS”), a wholly owned subsidiary of Misys plc (“Misys”). In connection with this proposed transaction, Allscripts has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, and intends to file a definitive proxy statement and other related materials. The definitive proxy statement will be mailed to the stockholders of Allscripts. BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders can obtain copies of Allscripts’ materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Allscripts at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Lee Shapiro, Secretary. Investors and security holders may also read and copy any reports, statements and other information filed by Allscripts with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Allscripts’ directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Allscripts in favor of the proposed transaction. Information about Allscripts, its directors and its executive officers, and their ownership of Allscripts’ securities, is set forth in its Form 10-K/A, which was filed with the SEC on April 25, 2008 and the preliminary proxy statement which was filed with the SEC on July 21, 2008. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the transaction involving Allscripts, MHS and Parent, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or regulatory approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Parent or MHS and others following announcement of entering into the merger agreement; (3) the inability to complete the proposed transaction due to the failure to obtain stockholder or shareholder approval or the failure of any party to satisfy other conditions to completion of the proposed transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’, Parent’s and MHS’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the merger will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.

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